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Exhibit 23.6

Consent of Sidley Austin Brown & Wood LLP

        We hereby consent to the use of our name under the heading "Legal Matters" in the Proxy Statement/Prospectus included in this registration statement. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

/s/ SIDLEY AUSTIN BROWN & WOOD LLP

New York, New York
April 27, 2005

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Consent of Sidley Austin Brown & Wood LLP